Fraser and Company
Barristers & Solicitors
Suite 1200, 999 West Hastings Street
Vancouver, British Columbia
Canada V6C 2W2
Tel: (604) 669-5244 Fax: (604) 669-5791 Email: lui@fraserlaw.com

October 23, 2002

Most Home Corp.
100 -11491 Kingston Street
Maple Ridge, British Columbia
Canada V2X 0Y6

This letter will constitute an opinion upon the legality of the sale by Most Home Corp., a Nevada corporation, of an additional 4,000,000 shares of common stock, all as referred to this Form S-8 Registration Statement (the "Registration Statement") filed by the Company with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company and the applicable laws of the State of Nevada, and a copy of the Registration Statement. In our opinion, the Company has duly authorized the issuance of the shares of stock mentioned above and such shares when issued in conformity with the terms and conditions of the plans will be legally issued, fully paid, and non-assessable.

Very truly yours,
FRASER AND COMPANY Per: "Kit H. Lui" Kit H. Lui